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                                                                    EXHIBIT 23.1


The Board of Directors
Procom Technology, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-23905) on Form S-8 of Procom Technology, Inc., of our report dated September 24, 1999, relating to the consolidated balance sheet of Procom Technology, Inc. and its subsidiaries as of July 31, 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, and the related schedule, which report appears in the July 31, 1999, annual report on Form 10-K of Procom Technology, Inc.

                                        KPMG LLP

Orange County, California
October 29, 1999